                                                                  EXHIBIT 10.29

                                 DENNIS C. HAYES
                               110 BELLACREE ROAD
                             DULUTH, GEORGIA U.S.A.

                                 April 12, 1996

                                  CONFIDENTIAL

Hayes Microcomputer Products, Inc.
5835 Peachtree Corners East
Norcross, Georgia  30092

Rinzai Limited
c/o Acma Limited
17 Jurong Port Road
Singapore  619092

And the Investors Shown on Schedule 1 hereto

                          RE: INDEMNIFICATION AGREEMENT

Dear Sirs:

                  This letter will set forth my personal binding obligation and agreement ("Agreement") to provide indemnification to Rinzai Limited ("Rinzai") and the other Investors under that certain Agreement and Plan of Merger dated April 12, 1996 (the "Agreement"), related to any actions, suits, proceedings, claims or demands of Gary J. Franza, John Stuckey and Mikhail Drabkin ("Employee Actions") as set forth below.

                  1. I acknowledge that Hayes Microcomputer Products, Inc. ("Hayes") has undertaken to indemnify the Investors against Employee Actions as provided in Section 7.1(d) of the Agreement. It is my intention by virtue of this Agreement to provide further indemnification to the Investors for Employee Actions as stated below.

                  2. In the event that the Employee Actions as finally adjudicated pursuant to a nonappealable order results in an aggregate liability to the Company, or if the Employee Actions are settled for an amount, in excess of $2,000,000 (the "Excess Amount"), then I hereby agree to indemnify the Investors for such Excess Amount in the following manner. I will transfer to each of the Investors a number of shares of my stock in Hayes equal in value to each Investor's proportional share (based on their relative

Hayes Microcomputer Products, Inc.
Rinzai Limited
April 12, 1996
Page 2

                           shareholdings in Hayes) of the Excess Amount. The number of shares of stock shall be determined by dividing the Excess Amount by the value per share of the Hayes stock at the time of final adjudication of liability or settlement of the Employee Actions. The value per share of Hayes stock shall be determined as follows:

                           (i) If the Company has completed an initial public offering ("IPO") and its stock is publicly traded, the value per share shall be deemed to be the average closing price per share for each of the twenty (20) days prior to the final adjudication of liability or settlement, on NASDAQ/NMS or other exchange where Hayes shares are traded; or

                           (ii) If Hayes has not completed an IPO at the time of the final adjudication of liability or settlement, then the value per share of Hayes stock shall be (i) for a period of six
                                    (6) months from the date of the Closing
                                    under the Agreement, US$7.14 and (ii)
                                    thereafter the total value of Hayes divided by the total number of issued and outstanding shares (on a fully diluted basis taking into account any then-exercisable options and warrants). The total value of Hayes shall be determined by the average of two (2) reputable nationally recognized appraisers, one selected by Rinzai and one selected by Dennis C. Hayes. The two appraisers' determinations shall be made in accordance with appropriate procedures and protocols to be established by Rinzai and Dennis C. Hayes at the time. For example, Rinzai and Dennis C. Hayes may instruct the appraisers to give full market value to the intellectual property estate and patent estate of Hayes for purposes of performing their valuation of Hayes. The appraisers shall complete their valuation within thirty
                                    (30) days after the date of appointment of both appraisers and the arithmetic average of the two valuations determined by the two appraisers shall be final, binding and conclusive on the parties.

                           The total value as established in (ii) above shall be divided by the total issued and outstanding shares (on a fully diluted basis taking into account any then-exercisable options and warrants) of Hayes to arrive at the value per share. The Excess Amount shall then be divided by the value per share of the Hayes stock determined by either paragraph 2(i) or
                           (ii) above,

Hayes Microcomputer Products, Inc.
Rinzai Limited
April 12, 1996
Page 3

                           and the resulting number of shares shall be distributed to the Investors in proportion to their shareholdings as a percentage of all issued and outstanding shares of Hayes.

                  3. In the event that any shares of stock in Hayes are required to be transferred pursuant to any Employee Action to any one of the Employees pursuant to a final, nonappealable court order or settlement, then I agree to transfer such shares to the Employees from my own shares and neither the Company nor the Investors shall have any responsibility for issuing any new shares to the Employees.

                  It is understood that the Company will defend all Employee Actions and will bear the cost of defense of such Employee Actions. It is my further understanding that I, as Chairman of the Company in complete compliance with my fiduciary duties as an officer of the Company (which fiduciary duties shall not be altered or influenced in any way by my obligations under this agreement), will be responsible for overall direction of the litigation of the Employee Actions, although any settlement will be subject to approval of the Board of Directors.

                  This letter constitutes my binding obligation to indemnify the Investors as above stated. It is given for valuable consideration in the amount of Ten Dollars ($10.00), as an inducement to the Investors to enter into the Agreement and other good and valuable consideration and is given without any undue influence or duress.

                                              Very truly yours,

                                              /s/ Dennis C. Hayes

                                              Dennis C. Hayes, Individually

                                   Schedule 1

Kaifa Technology (H.K.) Limited

Lao Hotel (H.K.) Limited

S.P. Quek Investments Pte Ltd.

Saliendra Pte Ltd.

Rolling Profit Holdings, Limited